INYX, INC.
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
March 2006

Inyx, Inc. (“Inyx” or the “Company”) is committed to building a vertically integrated major specialty pharmaceutical company and to continue pursuing strategic growth opportunities in several sectors within the pharmaceutical, biotechnology, and medical devices industries. Such opportunities include organic growth by working with our existing clients and growth through research and development, manufacturing, marketing, distribution and intellectual property acquisitions.

THIS IS OUR VISION - relying on talented and dedicated employees dedicated to promoting health, the highest service to our customers, and the growth and continuing improvement of our Company. ..

Adherence to the highest standards of integrity and ethical behavior is fundamental to these goals. The Inyx name must be synonymous with ethical behavior and sound business practices.

Our reputation depends on each of us fulfilling our responsibilities to each other, to our customers, to our suppliers, to the marketplace and to the communities in which we do business. In particular, those persons responsible for financial management at Inyx hold an important role in that they are empowered to ensure that the interests of all those involved with the Company, including shareholders, employees, customers, and the public, are appropriately balanced and protected. This code sets forth our guidelines for fulfilling these responsibilities.

The Code of Ethics for Senior Financial Officers (the “Code”) applies to the CEO and all financial officers, including the chief financial officer and principal accounting officer, of Inyx, Inc. and its subsidiaries. Collectively such officers of the Company to whom this code applies are called “the Officers”. The following statements shall serve as guidelines for the ethical principles which govern the Officers’ professional conduct:

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Honesty, integrity, and trust are the underpinnings of Inyx’s success and must be observed in all respects at all times. The Officers should endeavour to deal fairly with the company’s customers, suppliers and employees. The Officers should not take unfair advantage of anyone through the manipulation, concealment, abuse of privileged information, misrepresentation of material fact or any other unfair dealing practice.

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The Company is committed to strict compliance with both the letter and spirit of all federal, state and applicable foreign laws governing its business operations. Consequently, the Officers should respect and follow all such laws, rules and regulations.

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Conflicts of interest by the Officers are expressly forbidden. The Officers should also avoid activities which give the appearance of conflict of interest. If an Officer has any questions regarding potential conflicts of interest, he or she may seek clarification from the Company’s Human Resources staff or the Company’s general counsel. In addition, should an Officer become aware of a material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, he or she should advise the Company’s general counsel.

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The Officers may not take for themselves personally opportunities that are discovered through the use of corporate property, information or position. Furthermore, the Officers may not compete with the Company or use corporate property, information, or position for personal gain.

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The Officers should not disclose any confidential or proprietary information about the Company, its business and its customersto persons outside the Company without prior authorization of senior management unless such disclosure is legally mandated, nor should the Officers use for personal advantage confidential information acquired in the course of their duties.

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The Officers are responsible for full, fair, accurate, timely and understandable disclosure in all periodic reports and financial disclosures required to be filed by the Company with the Securities and Exchange Commission or disclosed to the public. Accordingly, the Officers should observe the most stringent standards in keeping our books and records. All Company records must be complete and must accurately record and properly describe the transactions they reflect. All assets, liabilities, revenues, and expenses shall be recorded in compliance with generally accepted accounting procedures. The Officers are expected to cooperate fully with our internal and external auditors.

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The Officers should immediately bring to the attention of the Company’s Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and assist the Audit Committee in fulfilling its responsibilities.

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The Officers should promptly report violations of the Code to the Audit Committee, the chief executive officer or the Company’s general counsel. In the event that an Officer has knowledge of or is suspicious of any non-compliance with the Code that he or she believes could materially harm the Company, its shareholders or others that is not being properly addressed, the Officer is encouraged to contact any member of senior management including the Company’s general counsel. No retaliatory action will be taken against an Officer reporting alleged violations to the Company in good faith.

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If an Officer violates this Code, then he or she is subject to disciplinary action. Such action shall be reasonably designed to deter wrongdoing and promote accountability and adherence to the Code. Depending on the nature of the violation, this action could include immediate termination of employment.